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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G





                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                       IShares Goldman Sachs Networking **
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Not applicable
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    464287531
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 30, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ X ]   Rule 13d-1(b)

          [   ]   Rule 13d-1(c)

          [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



** IShares Goldman Sachs Networking is an open-end mutual fund and is not subject to the filing requirements of Section 13(d). This filing will terminate the Initial Schedule 13G filing, dated June 7, 2002, which was not required to be made under Section 13 of the Securities Exchange Act of 1934.






                               PAGE 1 OF 10 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   464287531                                      13G                   Page  2  of   10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 Not applicable

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  Not applicable

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  Not applicable

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             Not applicable


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Not applicable


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 10 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   464287531                                      13G                   Page  3  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 Not applicable

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  Not applicable

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  Not applicable

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             Not applicable


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Not applicable


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   464287531                                      13G                   Page  4  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Subsidiaries LLC
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 Not applicable

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  Not applicable

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  Not applicable

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             Not applicable


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Not applicable


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 10 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   464287531                                      13G                   Page  5  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           The Berkeley Financial Group, LLC
           I.R.S. No. 04-3145626

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 Not applicable

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  Not applicable

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  Not applicable

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             Not applicable


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 10 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   464287531                                      13G                   Page  6 of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers, LLC
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 Not applicable

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  Not applicable

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  Not applicable

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             Not applicable


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Not applicable

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 10 PAGES




         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute
Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      --------------
                      IShares Goldman Sachs Networking
                      IShares Goldman Sachs Networking is an open-end mutual
                      fund and is not subject to the filing of a Schedule 13G
                      under Section 13(d).

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      c/o SEI Investments Distributions Company
                      One Freedom Valley Drive
                      Oaks, PA 19456

         Item 2(a)    Name of Person Filing:
                      ---------------------
                      This filing is made on behalf of John Hancock Financial
                      Services, Inc. ("JHFS"), JHFS's direct, wholly-owned
                      subsidiary, John Hancock Life Insurance Company
                      ("JHLICO"), JHLICO's direct, wholly-owned subsidiary, John
                      Hancock Subsidiaries LLC ("JHS"), JHS's direct,
                      wholly-owned subsidiary, The Berkeley Financial Group, LLC
                      ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock
                      Advisers, LLC ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of JHFS, JHLICO and JHS are located at John Hancock Place, P.O. Box 111, Boston, MA
                      02117. The principal business offices of TBFG and JHA are
                      located at 101 Huntington Avenue, Boston, Massachusetts
                      02199.

         Item 2(c)    Citizenship:
                      -----------
                      JHLICO was organized and exists under the laws of the
                      Commonwealth of Massachusetts. JHFS, JHS, TBFG and JHA
                      were organized and exist under the laws of the State of
                      Delaware.

         Item 2(d)    Title of Class of Securities:
                      ----------------------------
                      Not applicable

         Item 2(e)    CUSIP Number:
                      ------------
                      464287531

         Item 3       If the Statement is being filed pursuant to Rule
                      ------------------------------------------------
                      13d-1(b), or 13d-2(b), check whether the person filing is a:
                      ------------------------------------------------------------

                      JHFS:         (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered under ss.203 of the
                                            Investment Advisers Act of 1940.





                               PAGE 7 OF 10 PAGES



                                    (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      JHS:          (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      TBFG:         (g) (X) Parent Holding Company, in accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      JHA:          (e) (X) Investment Adviser registered under
                                            ss.203 of the Investment Advisers Act of 1940.

         Item 4       Ownership:
                      ---------

                      (a)    IShares Goldman Sachs Networking is an open-end
                             mutual fund and is not subject to the filing
                             requirements of Section 13(d). This filing will
                             terminate the Initial Schedule 13G filing, dated
                             June 7, 2002, which was not required to be made
                             under Section 13 of the Securities Exchange Act of
                             1934.
      .
                      (b)    Percent of Class:    Not applicable

                      (c)    (i)    sole power to vote or to direct the vote:    Not applicable

                             (ii)   shared power to vote or to direct the vote:  Not applicable

                             (iii)  sole power to dispose or  to direct the disposition of:   Not applicable

                             (iv)   shared power to dispose or to direct the disposition of:  Not applicable

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      Not applicable

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      ---------------------------------------------------------------
                      See Item 4

         Item 7       Identification and Classification of the Subsidiary which Acquired the
                      ----------------------------------------------------------------------
                      Security Being Reported on by the Parent Holding Company:
                      --------------------------------------------------------
                      See Items 3 and 4 above

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable

         Item 9       Notice of Dissolution of a Group:
                      --------------------------------
                      Not applicable

         Item 10      Certification:
                      -------------
                      By signing below the undersigned certifies that, to the
                      best of its knowledge and belief, the securities referred
                      to above were acquired in the ordinary course of business
                      and were not acquired for the purpose of and do not have
                      the effect of changing or influencing the control of the
                      issuer of such securities and were not acquired in
                      connection with or as a participant in any transaction
                      having such purpose or effect.







                               PAGE 8 OF 10 PAGES




                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Antoniette Ricci
                                                              -------------------
                                                     Name:    Antoniette Ricci
Dated:  July 10, 2002                                Title:   Assistant Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                     Name:    Gregory P. Winn
Dated:  July 10, 2002                                Title:   Vice President & Treasurer

                                                     John Hancock Subsidiaries LLC

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                     Name:    Gregory P. Winn
Dated:  July 10, 2002                                Title:   Treasurer

                                                     The Berkeley Financial Group, LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated:  July 10, 2002                                Title:   Senior Vice President

                                                     John Hancock Advisers, LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated:  July 10, 2002                                Title:   Senior Vice President




                               PAGE 9 OF 10 PAGES




EXHIBIT A
                             JOINT FILING AGREEMENT
                             ----------------------

         John Hancock Financial Services, Inc., John Hancock Life Insurance
Company, John Hancock Subsidiaries LLC, The Berkeley Financial Group, LLC and
John Hancock Advisers, LLC agree that the terminating Schedule 13G (Amendment
No. 1) to which this Agreement is attached, relating to the Common Stock of IShares Goldman Sachs Networking is filed on behalf of each of them.


                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Antoniette Ricci
                                                              -------------------
                                                     Name:    Antoniette Ricci
Dated:  July 10, 2002                                Title:   Assistant Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                     Name:    Gregory P. Winn
Dated:  July 10, 2002                                Title:   Vice President & Treasurer

                                                     John Hancock Subsidiaries LLC

                                                     By:      /s/Gregory P. Winn
                                                              ------------------
                                                     Name:    Gregory P. Winn
Dated:  July 10, 2002                                Title:   Treasurer

                                                     The Berkeley Financial Group, LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated:  July 10, 2002                                Title:   Senior Vice President

                                                     John Hancock Advisers, LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------
                                                     Name:    Susan S. Newton
Dated:  July 10, 2002                                Title:   Senior Vice President



                               PAGE 10 OF 10 PAGES